Exhibit 99.1

Value Line, Inc.

551 Fifth Avenue

New York, NY 10176

For Immediate Release

July 16, 2021

NEWS RELEASE

Contact: Howard A. Brecher

Value Line, Inc.

212-907-1500

www.valueline.com

www.ValueLinePro.com, www.ValueLineLibrary.com

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VALUE LINE, INC. DECLARES

A QUARTERLY CASH DIVIDEND OF $0.22 PER COMMON SHARE

AND RENEWS STOCK REPURCHASE PROGRAM

New York – (Globe Newswire) – Value Line, Inc., (NASDAQ: VALU) announced today that its Board of Directors declared on July 16, 2021, a quarterly cash dividend of $0.22 per common share, payable on August 11, 2021, to stockholders of record on July 26, 2021.

The Board of Directors also on July 16, 2021 approved a renewal of the share repurchase program, effective immediately, allowing the repurchase of shares from time to time, up to an aggregate amount of $2,000,000. The Company, under the previous program, announced in April 2020, has purchased 58,880 shares and expended $1,686,324 of the authorized $2,000,000 initial amount by July 2, 2021. The new repurchase program has no set price limit and no expiration date.

"Based on the Company’s current financial results, we believe that renewal of the repurchase program is in the best interests of our shareholders," said Howard A. Brecher, the Company's Chairman and Chief Executive Officer. The repurchases will be made on the open market at prevailing market prices, in negotiated transactions off the market, in block purchases or otherwise.

The current yield of the Company’s common stock is 2.84% based on an annualized dividend rate of $0.88 per share and the June 30th closing price of $31.00.

The Company has 9,557,841 shares of common stock outstanding as of July 2, 2021.

Value Line, Inc. is a leading New York based provider of investment research. The Value Line Investment Survey is one of the most widely used sources of independent equity investment research. Value Line also publishes a range of proprietary investment research in both print and digital formats including research in the areas of Mutual Funds, ETFs and Options. Value Line’s acclaimed research also enables the Company to provide specialized products such as Value Line Select, Value Line Special Situations, Value Line Select: ETFs, Value Line Select: Dividend Income & Growth, The New Value Line ETFs Service, The Value Line M & A Service, The Value Line Information You Should Know Wealth Newsletter, Value Line Climate Change Investing Service and certain Value Line copyrights, distributed under agreements including certain proprietary ranking system information and other proprietary information used in third party products. Investment Advisory services are provided through its substantial non-voting interests in EULAV Asset Management, the investment advisor to The Value Line Family of Mutual Funds. Value Line’s products are available to individual investors by mail, at www.valueline.com or by calling 1-800-VALUELINE or 1-800-825-8354, while institutional-level services for professional investors, advisers, corporate, academic, and municipal libraries are offered at www.ValueLinePro.com, www.ValueLineLibrary.com and by calling 1-800-531-1425.

Cautionary Statement Regarding Forward-Looking Information

This report contains statements that are predictive in nature, depend upon or refer to future events or conditions (including certain projections and business trends) accompanied by such phrases as “believe”, “estimate”, “expect”, “anticipate”, “will”, “intend” and other similar or negative expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, as amended. Actual results for Value Line, Inc. (“Value Line” or “the Company”) may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the following:

●	maintaining revenue from subscriptions for the Company’s digital and print published products;
●	changes in market and economic conditions, including global financial issues;
●	protecting intellectual property rights;
●

dependence on non-voting revenues and non-voting profits interests in EULAV Asset Management, a Delaware statutory trust (“EAM” or “EAM Trust”), which serves as the investment advisor to the Value Line Funds and engages in related distribution, marketing and administrative services;

●	fluctuations in EAM’s and third party copyright assets under management due to broadly based changes in the values of equity and debt securities, redemptions by investors and other factors;
●	possible changes in the valuation of EAM’s intangible assets from time to time;
●	generating future revenues or collection of receivables from significant customers;
●	dependence on key personnel;
●	competition in the fields of publishing, copyright and investment management, along with associated effects on the level and structure of prices and fees, and the mix of services delivered;
●	the impact of government regulation on the Company’s and EAM’s businesses;
●	availability of free or low cost investment data through discount brokers or generally over the internet;
●	terrorist attacks, cyber attacks and natural disasters;
●

the coronavirus pandemic, which has drastically affected markets, employment, and other economic conditions, and may have additional unpredictable impacts on employees, suppliers, customers, and operations;

●	other possible epidemics;
●	changes in prices of materials and other inputs required by the Company;
●	other risks and uncertainties, including but not limited to the risks described in Item 1A,
“Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended April 30, 2020; and
●	other risks and uncertainties arising from time to time.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors which may involve external factors over which we may have no control or changes in our plans, strategies, objectives, expectations or intentions, which may happen at any time at our discretion, could also have material adverse effects on future results. Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC's rules, we have no duty to update these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, current plans, anticipated actions, and future financial conditions and results may differ from those expressed in any forward-looking information contained herein.